                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                           WHEATON RIVER MINERALS LTD.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    962902102
                                 (CUSIP Number)


                                 MARCH 31, 2003
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 962902102                     13G                    Page 2 of 8 Pages

-------------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Person:                                                      RBC Global Investment
          S.S. or I.R.S. Identification Number of Above Person:                             Management Inc.

-------------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group:*                                  (a)  [_]
                                                                                              (b)  [_]
-------------------------------------------------------------------------------------------------------------------
   3      SEC Use Only:

-------------------------------------------------------------------------------------------------------------------
   4      Citizenship or Place of Organization:                                           The jurisdiction of
                                                                                         organization is Canada
                                                                                        (federally incorporated
                                                                                                company)
-------------------------------------------------------------------------------------------------------------------
       Number of            5     Sole Voting Power:                                              N/A
         Shares             ---------------------------------------------------------------------------------------
      Beneficially          6     Shared Voting Power:                                         32,722,920
         Owned              ---------------------------------------------------------------------------------------
        by Each             7     Sole Dispositive Power:                                         N/A
       Reporting            ---------------------------------------------------------------------------------------
         Person             8     Shared Dispositive Power:                                    32,722,920
         with:
-------------------------------------------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by each Reporting Person:                        32,722,920

-------------------------------------------------------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:*                  [_]

-------------------------------------------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9):                                     7.63%

-------------------------------------------------------------------------------------------------------------------
   12     Type of Reporting Person:                                                    Foreign Investment Advisor
                                                                                      which received SEC no-action
                                                                                       relief to file on Schedule
                                                                                          13G as a "Qualified
                                                                                        Institutional Investor"
-------------------------------------------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 962902102                     13G                    Page 3 of 8 Pages

-------------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Person:                                                     The Royal Trust Company
          S.S. or I.R.S. Identification Number of Above Person:
-------------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group:*                                  (a)  [_]
                                                                                              (b)  [_]
-------------------------------------------------------------------------------------------------------------------
   3      SEC Use Only:

-------------------------------------------------------------------------------------------------------------------
   4      Citizenship or Place of Organization:                                           The jurisdiction of
                                                                                         organization is Canada
                                                                                        (federally incorporated
                                                                                                company)
-------------------------------------------------------------------------------------------------------------------
       Number of            5     Sole Voting Power:                                              N/A
         Shares             ---------------------------------------------------------------------------------------
      Beneficially          6     Shared Voting Power:                                         32,722,920
         Owned              ---------------------------------------------------------------------------------------
        by Each             7     Sole Dispositive Power:                                         N/A
       Reporting            ---------------------------------------------------------------------------------------
         Person             8     Shared Dispositive Power:                                    32,722,920
         with:
-------------------------------------------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by each Reporting Person:                        32,722,920
-------------------------------------------------------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:*                  [_]
-------------------------------------------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9):                                     7.63%
-------------------------------------------------------------------------------------------------------------------
   12     Type of Reporting Person:                                                   Foreign Trust Company which
                                                                                     received SEC no-action relief
                                                                                      to file on Schedule 13G as a
                                                                                        "Qualified Institutional
                                                                                               Investor"
-------------------------------------------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 962902102                     13G                    Page 4 of 8 Pages


ITEM 1(a). NAME OF ISSUER:

         Wheaton River Minerals Ltd.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         Wheaton River Minerals Ltd.
         Suite 1500
         700 West Pender St.
         Vancouver, A1 V6C 1G8

ITEM 2(a). NAME OF PERSON FILING:

         1.       RBC Global Investment Management Inc. ("RBC GIM")

         2.       The Royal Trust Company ("RT")

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         1.       RBC Global Investment Management Inc.
                  Royal Trust Tower
                  77 King Street West, Suite 3800
                  Toronto, Ontario  M5K 1H1

         2.       The Royal Trust Company
                  Royal Trust Tower, P.O. Box 7500, Station A
                  77 King Street West, 6th Floor
                  Toronto, Ontario  M5W 1P9

ITEM 2(a). CITIZENSHIP:

         Canada

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

         Common Stock

ITEM 2(e). CUSIP NUMBER:

         962902102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         1. RBC Global Investment Management Inc. is a Foreign Investment Advisor which received SEC no-action relief to file on
                  Schedule 13G as a Qualified Institutional Investor.

CUSIP No. 962902102                     13G                    Page 5 of 8 Pages


         2. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

ITEM 4. OWNERSHIP.

         (a)      Amount beneficially owned:

                  1.       RBC GIM - 32,722,920

                  2.       RT - 32,722,920

         (b)      Percent of class:

                  1.       RBC GIM - 7.63%

                  2.       RT - 7.63%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           N/A

                  (ii)     Shared power to vote or to direct the vote

                           1.       RBC GIM - 32,722,920

                           2.       RT - 32,722,920

                  (iii) Sole power to dispose or to direct the disposition of

                           N/A

                  (iv) Shared power to dispose or to direct the disposition of

                           1.       RBC GIM - 32,722,920

                           2.       RT - 32,722,920

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

CUSIP No. 962902102                     13G                    Page 6 of 8 Pages

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         1. RBC Global Investment Management Inc. ("RBC GIM") is a foreign investment advisor. Accounts managed on a discretionary basis by RBC GIM are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities.

         2. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 962902102                     13G                    Page 7 of 8 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 10, 2003
      -------------------

                                  /s/ Frank Lippa
                                  ---------------------------------------------
                                                       (Signature)

                                  Frank Lippa/Chief Financial Officer
                                  & Chief Operating Officer,
                                  RBC Global Investment Management Inc.
                                  ---------------------------------------------
                                                      (Name/Title)

CUSIP No. 962902102                     13G                    Page 8 of 8 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 10, 2003
       -----------------

                                   /s/ Frank Lippa
                                   --------------------------------------------
                                                        (Signature)

                                   Frank Lippa
                                   Authorized Signatory
                                   The Royal Trust Company
                                   --------------------------------------------
                                                       (Name/Title)